Exhibit 99.1
AFC Reports Financial Performance for Third Quarter 2007
Updates 2007 Guidance
ATLANTA, Nov. 14 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, reported results for its fiscal third quarter which ended October 7, 2007.
     Third quarter 2007 results and highlights included:
*	Net income was $6.5 million, or $0.23 per diluted share, compared to $0.20 per diluted share for the third quarter of 2006. Net income includes $1.3 million associated with insurance recoveries related to Hurricane Katrina.

*	Total system-wide sales increased by 2.8 percent, compared to an increase of 4.6 percent last year.

*	Total domestic same-store sales decreased 1.9 percent, compared to an increase of 0.2 percent last year.

*	The Popeyes system opened 32 restaurants in the third quarter, bringing total unit count to 1,881, compared to 1,845 at the end of the third quarter of last year.

*	The Company repurchased approximately 816,000 shares of common stock for approximately $12.4 million.
AFC Chief Executive Officer Cheryl Bachelder stated, “Our third quarter results were in line with expectations. Same-store sales were at the lower- end of our guidance and we expect same-store sales to continue to be under pressure for the balance of this year. Our first priority going forward is to review and fully assess our operations, marketing and menu initiatives to accelerate our return to positive same-store sales. Popeyes is a highly differentiated brand with a lot of potential, and I am excited about the brand’s opportunities for improved sales and future growth.”
Third Quarter Performance Review Compared to Third Quarter Last Year
Total system-wide sales increased by 2.8 percent, including a 2.2 percent increase in global franchise sales to $385.8 million.
Total domestic same-store sales decreased 1.9 percent, compared to an increase of 0.2 percent last year, and global same-store sales decreased 1.7 percent, compared to flat results for the third quarter of last year. Third quarter same-store sales were soft due to weaker lunch and dinner day part traffic within the QSR segment and lower than expected results from limited- time offerings in the quarter.
Same-store sales for company-operated restaurants decreased 10.5 percent compared to a 9.6 percent increase last year. This decrease reflects the continued rollover effect of unusually high same-store sales of re-opened company-operated restaurants in New Orleans, as well as softer same-store sales in the Atlanta and Tennessee markets.
Total revenues were $38.9 million, a $2.9 million increase over the third quarter of 2006. This increase was comprised of approximately $2.8 million from the re-opening of company-operated restaurants in New Orleans, $1.0 million from new openings of company-operated restaurants in Atlanta, and a $1.0 million increase in franchise revenue, primarily driven by sales from new franchised restaurants. These increases in total revenues were partially offset by a reduction of $1.9 million from negative same-store sales.
General and administrative expenses were $11.3 million at 29.0 percent of total revenues, compared to $9.6 million at 26.7 percent of total revenues. This increase was primarily due to higher professional and legal fees and severance costs, which were partially offset by a reduction in equity incentive payments to management due to lower sales performance.
Other income was $1.3 million, which included a gain from hurricane insurance recoveries, compared to other income of $0.4 million last year.
Operating profit was $11.9 million, which was the same as operating profit of $11.9 million in the third quarter of last year.

Net income was $6.5 million, or $0.23 per diluted share, compared to net income of $5.9 million, or $0.20 per diluted share last year. Net income for the first three quarters of 2007 was $19.5 million, or $0.67 per diluted share, compared to net income of $16.8 million, or $0.56 per diluted share for the first three quarters of 2006.
During the third quarter, the Company repurchased approximately 816,000 shares of its common stock for approximately $12.4 million. AFC repurchased more than 2,116,000 shares of common stock for approximately $35.2 million through November 2, 2007. The remaining value of shares that may be repurchased under the current board-approved, multi-year stock repurchase authorization is approximately $12.0 million. As of November 2, 2007, approximately 27.7 million shares of the Company’s common stock were outstanding.
During the quarter, Popeyes opened 32 restaurants, compared to 26 openings last year. New openings for the third quarter included 19 domestic restaurants and 13 international restaurants. During the first three quarters of 2007, Popeyes opened 85 restaurants, which included 58 domestic restaurants and 27 international restaurants. Popeyes had 30 restaurant closures in the third quarter, consisting of 22 domestic units and 8 international units, of which 6 were in Korea.
On a system-wide basis, Popeyes had 1,881 units operating at the end of the third quarter, compared to 1,845 units at the end of the third quarter last year. Total unit count was comprised of 1,567 domestic units and 314 units in 24 foreign countries and two territories. Of this total, 1,820 were franchised and 61 were company-operated restaurants.
Fiscal 2007 Guidance Update
Given the same-store sales performance through the third quarter and continued pressures experienced in the beginning of the fourth quarter, the Company expects its domestic same-store sales for full year to be at negative approximately 2.5 percent compared to previous guidance of negative approximately 2.0 percent.
For fiscal 2007, new restaurant openings are expected to be at the lower- end of previous guidance in the range of 155-165 restaurants. The Company also expects restaurant closures to be consistent with previous guidance in the range of 100-110. Net new openings in fiscal 2007 are expected to remain consistent with previous guidance at 45-65.
The Company’s general and administrative expenses in fiscal 2007 are expected to be consistent with previous guidance of $48-$50 million.
Net earnings per diluted share for fiscal 2007 are expected to be in the range of $0.78-$0.80 compared to previous guidance at the lower-end of the range of $0.81-$0.85. This guidance reflects the impact of lower same-store sales and recently implemented management costs and marketing investments, partially offset by $1.3 million recognized in the third quarter for insurance recoveries related to Hurricane Katrina.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on November 15, 2007, to review the results of the third quarter of 2007 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Third Quarter 2007 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of October 7, 2007, Popeyes had 1,881 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information on pages 4 - 7.

AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
As of October 7, 2007 and December 31, 2006
(In millions, except share data)

	10/07/07	12/31/06
ASSETS
Current assets:
Cash and cash equivalents	$1.8	$6.7
Accounts and current notes receivable, net	10.6	12.9
Prepaid income taxes	0.9	7.4
Other current assets	19.0	15.6
Total current assets	32.3	42.6
Long-term assets:
Property and equipment, net	39.9	39.9
Goodwill	11.7	11.7
Trademarks and other intangible assets, net	51.8	52.4
Other long-term assets, net	14.9	16.5
Total long-term assets	118.3	120.5
Total assets	$150.6	$163.1

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$24.3	$23.8
Other current liabilities	13.2	10.9
Current debt maturities	1.4	1.4
Total current liabilities	38.9	36.1
Long-term liabilities:
Long-term debt	125.5	132.6
Deferred credits and other long-term liabilities	22.5	25.6
Total long-term liabilities	148.0	158.2
Total liabilities	186.9	194.3

Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 27,962,938 and 29,487,648 shares issued and outstanding at October 7, 2007 and December 31, 2006, respectively)	0.3	0.3
Capital in excess of par value	135.0	161.7

Accumulated deficit	(172.1)	(194.4)
Accumulated other comprehensive income	0.5	1.2
Total shareholders’ deficit	(36.3)	(31.2)
Total liabilities and shareholders’ deficit	$150.6	$163.1

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/07/07	10/01/06	10/07/07	10/01/06
Revenues:
Sales by company-operated restaurants	$18.4	$16.1	$61.0	$46.8
Franchise revenues	19.5	18.6	63.7	62.1
Other revenues	1.0	1.3	3.5	4.1
Total revenues	38.9	36.0	128.2	113.0

Expenses:
Restaurant employee, occupancy and other expenses	9.1	8.1	30.7	24.2
Restaurant food, beverages and packaging	6.3	5.3	20.6	15.2
General and administrative expenses	11.3	9.6	35.7	35.7
Depreciation and amortization	1.6	1.5	5.3	4.9
Other expense (income), net	(1.3)	(0.4)	(1.7)	(2.2)
Total expenses	27.0	24.1	90.6	77.8

Operating profit	11.9	11.9	37.6	35.2
Interest expense, net	2.0	2.6	6.5	8.9

Income before income taxes and discontinued operations	9.9	9.3	31.1	26.3
Income tax expense	3.4	3.4	11.6	9.7

Income before discontinued operations	6.5	5.9	19.5	16.6
Discontinued operations, net of income taxes	—	—	—	0.2

Net income	$6.5	$5.9	$19.5	$16.8

Earnings per common share, basic:
Income before discontinued operations	$0.23	$0.20	$0.67	$0.56
Discontinued operations, net of income taxes	—	—	—	0.01
Net income	$0.23	$0.20	$0.67	$0.57

Earnings per common share, diluted:
Income before discontinued operations	$0.23	$0.20	$0.67	$0.55
Discontinued operations, net of income taxes	—	—	—	0.01
Net income	$0.23	$0.20	$0.67	$0.56

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	40 Weeks Ended
	10/07/07	10/01/06
Cash flows provided by (used in) operating activities:
Net income	$19.5	$16.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	—	(0.2)
Depreciation and amortization	5.3	4.9
Asset write-downs	0.5	0.1
Net loss (gain) on sale and disposal of assets	0.1	(2.2)
Gain on hurricane related insurance recoveries	(2.6)	—
Deferred income taxes	0.5	1.5
Non-cash interest, net	(0.2)	1.1
Provision for/(recovery of) credit losses	0.3	(0.3)
Excess tax benefits from stock-based compensation	(1.0)	(1.3)
Share based compensation expense	1.2	2.2
Change in operating assets and liabilities:
Accounts receivable	0.9	5.5
Prepaid income taxes	7.5	26.0
Other operating assets	—	1.1
Accounts payable and other operating liabilities	0.6	(13.4)
Net cash provided by operating activities of continuing operations	32.6	41.8

Cash flows provided by (used in) investing activities:
Capital expenditures	(5.8)	(3.4)
Proceeds from dispositions of property and equipment	0.2	3.6
Property insurance proceeds	4.5	—
Acquisition of franchised restaurants	(0.4)	(9.1)
Purchases of short-term investments	—	(2.5)
Sales and maturities of short-term investments	—	33.3
Other, net	0.6	0.6
Net cash (used in) provided by investing activities	(0.9)	22.5

Cash flows provided by (used in) financing activities:
Principal payments — 2005 Credit Facility term loans	(7.0)	(53.6)
Principal payments — other notes	(0.1)	(1.3)
(Increase) in restricted cash	(1.1)	(0.3)
Dividends paid	(0.7)	—
Proceeds from exercise of employee stock options	3.2	9.4
Excess tax benefits from stock-based compensation	1.0	1.3
Stock repurchases	(31.6)	(24.4)
Other, net	(0.3)	(0.6)
Net cash (used in) financing activities	(36.6)	(69.5)

Net decrease in cash and cash equivalents	(4.9)	(5.2)
Cash and cash equivalents at beginning of year	6.7	8.2
Cash and cash equivalents at end of quarter	$1.8	$3.0

			Year-to-	Year-to-
	Q3 Ended	Q3 Ended	date	date
	10/07/07	10/01/06	10/07/07	10/01/06
Total Same-Store Sales
Company-operated	(10.5)%	9.6%	(7.9)%	15.5%
Franchised (a)	(1.5)%	(0.2)%	(2.3)%	2.7%
Total Domestic	(1.9)%	0.2%	(2.6)%	3.1%
International (b)	0.5%	(2.3)%	0.8%	(3.6)%
Total Global	(1.7)%	0.0%	(2.2)%	2.5%
Total Franchised (a and b)	(1.3)%	(0.4)%	(2.0)%	2.1%

New Unit Openings
Company-operated	0	0	2	1
Franchised	19	22	56	63
Total Domestic	19	22	58	64
International	13	4	27	28
Total Global	32	26	85	92

Unit Count
Company-operated	61	51	61	51
Franchised	1,506	1,471	1,506	1,471
Total Domestic	1,567	1,522	1,567	1,522
International	314	323	314	323
Total Global	1,881	1,845	1,881	1,845
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s ability to repurchase shares of its common stock under its share repurchase program and the number of shares that may actually be repurchased (if any), projections and expectations regarding same-store sales for the fourth quarter and the remainder of fiscal 2007, guidance for new openings and restaurant closures, and projections regarding general and administrative expenses and net earnings per diluted share. Among the important factors that could cause actual results to differ materially from those indicated by such forward- looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food- borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Hurricane Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2006 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward- looking statements.